Exhibit 99.1
NEWS
Contacts:

Analysts/Investors: Frank A. Carchedi - Chief Financial Officer (301) 215-8276 fcarchedi@costar.com Media: Audra Capas - Vice President, Communications (301) 280-7674 acapas@costar.com

CoStar Group Announces Fourth Quarter and Year-end 2006 Results;
Company Solidifies Leadership in U.K. Commercial Real Estate Market by Acquiring Propex

Revenues Grow 18.3% Year-over-Year, 2006 Earnings Per Share Up 91% Over 2005,
Fourth Quarter Subscription Renewal Rate Increases to 94%

BETHESDA, MD - February 21, 2007 - CoStar Group, Inc. (NASDAQ: CSGP) today announced that its 2006 earnings per diluted share increased to $0.65 per share compared to $0.34 per share for 2005. Revenues for the year ended December 31, 2006 were $158.9 million, an increase of 18.3% over revenues of $134.3 million in 2005.

Year 2005-2006 Quarterly Results
($’s in millions, except per share data)
	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$31.3	$32.9	$34.3	$35.8	$37.3	$38.9	$40.6	$42.1
EBITDA	4.2	4.2	3.7	7.0	4.7	5.3	8.8	7.2
Net income	1.0	1.1	1.1	3.2	1.9	2.3	4.7	3.5
Net income per share - diluted	0.05	0.06	0.06	0.17	0.10	0.12	0.25	0.18
Weighted average outstanding shares - diluted	18.9	18.9	19.1	19.2	19.3	19.3	19.1	19.2

Revenues for the fourth quarter of 2006 increased 17.6% compared to the fourth quarter of 2005. The majority of that growth was driven by CoStar’s core subscription-based revenues and consistently high renewal rates, which were approximately 94% for the fourth quarter of 2006. CoStar’s rate of renewal for subscription services has been above 90% for the past 11 consecutive quarters.

“CoStar had an outstanding 2006, with our core business continuing to generate strong revenue and earnings growth,” said Andrew C. Florance, president and CEO of CoStar Group. “We also launched major investment initiatives to expand the number of metropolitan statistical areas (MSAs) we cover, to launch our premier retail real estate information product, and to double our field sales force, all of which we believe will position the company as the strategic leader in the industry.”

CoStar’s net income increased to $3.5 million, or $0.18 per share, for the fourth quarter of 2006 compared to net income of $3.2 million, or $ 0.17 per share, for the fourth quarter of 2005. For the quarter ended December 31, 2006, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $7.2 million compared to EBITDA of $7.0 million in the fourth quarter of 2005.

The fourth quarter 2006 results also include non-cash charges for equity compensation of $1.2 million, including stock option compensation expense of approximately $764,000, resulting from CoStar’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-based Payment” (SFAS 123R). The $1.2 million in charges are primarily included in general and administrative expenses as well as selling and marketing expense, by comparison, were only $178,000 for the fourth quarter of 2005. The company expects 2007 non-cash equity compensation expense to be approximately $6.0 million.

As of December 31, 2006, the company had $158.1 million in cash, cash equivalents and short-term investments. The company has no long-term debt.

“Historically, there has been a direct correlation, with a nine-month lag, between growth in our database and revenue growth,” Florance explained. “During the fourth quarter of 2006, we expanded our research coverage to 100 new MSAs, ramped up our operations with hundreds of new researchers to add hundreds of thousands of additional listings to our database, and deployed 141 high-tech field research vehicles in 43 states. As a result, the number of listings we track in the U.S. has exploded from 349,000 in January of 2006 to 694,000 today. We have thousands of new listings across the U.S. in markets such as Boise, Idaho - areas where we previously had no presence. In addition, this new, comprehensive U.S. coverage strengthens the value of our retail product offering. By adding more listings to our database, we expect to create more selling opportunities for our company and strengthen our future earnings potential.”

Also during the fourth quarter, CoStar continued to add major national retailers, retail brokers, owners and developers as new subscribers for the powerful retail dimension of the company’s flagship product, Property Professional.

“Since launching this real estate decision-support tool in May 2006, we’ve inked approximately 130 new deals with leading national retailers, retail brokers, owners and developers,” said Florance. “In the fourth quarter alone, we signed 33 new license agreements valued at $1.3 million annually with such major players as Quiznos, Hibbitt Sports, Weingarten Realty Investors and Colliers Turley Martin Tucker. Overall, we have added more than $3.0 million in annual subscriptions since May. We continue to be very optimistic about the value of our retail offering in 2007 and well beyond.”

Today CoStar also announced that its wholly owned U.K. subsidiary, CoStar Limited, acquired Property Investment Exchange Limited (Propex), for approximately $22.0 million in cash and stock.

Propex provides an online database of retail, office and industrial properties and matches buyers and sellers of institutional-grade investment properties in the U.K. using a unique electronic exchange platform. A majority of the U.K.’s investment funds, institutions, property companies and brokers, including the top 20 brokerages, rely on Propex as the U.K.’s central exchange for a wide range of property investment transactions each year. Founded in 1999, Propex has approximately $5.0 million in annual revenues, 500 subscribers and many more customers. It will be operated by CoStar Group’s U.K. subsidiary, FOCUS Information Limited.

“Our goal in acquiring Propex is to have as strong a product offering in the United Kingdom as we have built in the United Sates,” said Florance. “That means having a consistent and integrated product platform between the U.S. and the U.K. - a platform that will reinforce CoStar’s position as the leading information provider to the U.K.’s commercial real estate sector and drive the same consistent high margin revenue growth in the U.K. that our investors value from our U.S. operations. “

“Unlike the U.S., the market for commercial real estate information services in the U.K. has been highly fragmented. Our U.K. subsidiary, FOCUS Information Limited, has strong information products in the office and industrial leasing segment but is weak or absent in the retail and commercial property sales segment. Propex, which has a very strong product for retail real estate information as well as a leading investment sale introduction platform, is the perfect complement to FOCUS. With our acquisition of Propex, we believe that CoStar is well positioned to offer the most comprehensive, one-stop retail and investment property information solution in the United Kingdom,” Florance explained. “We also believe that this acquisition consolidates and solidifies CoStar’s position as the leading commercial real estate information provider in the U.K. ”

“The Propex acquisition also dovetails with our plans to offer comprehensive commercial real estate information for all our customers using one technology platform,” Florance continued. “We expect to begin integrating our U.K. and U.S. product and software systems immediately and complete the major components over the next 12 to 24 months, thereby creating what we believe is the first comprehensive international commercial property information solution. We believe that completing the integration will result in a more cost-effective and vastly more powerful system, improve technological capabilities, increase our competitive edge and, most importantly, provide significantly more value to our many global customers. ”

During 2006, CoStar’s U.K. operations represented approximately 8% of total CoStar revenue and are expected to exceed 10% of total revenues for 2007. CoStar anticipates that integrating its U.S. and U.K. information systems will require an investment of approximately $4.0 million in operating costs during 2007.

“Also during the fourth quarter, we were presented with a rare opportunity to acquire a well-regarded company with a 28-year track record in the Paris commercial real estate market and an information dataset similar to CoStar’s,” Florance explained. “The opportunity to buy Grecam at a bargain resulted from a restructuring by one of our U.S. customers - Capmark. While we remain in the very early stages of penetrating the vast European market for property information, we believe that the acquisition of this high-quality asset, coupled with our leading market position in the U.K., positions CoStar to potentially dominate the European marketplace,” Florance added.

2007 Outlook

“For 2007, we expect overall revenue growth in the range of 19% to 22%, with organic revenue growth of approximately 16% to 19% over 2006, ” said CoStar Group Chief Financial Officer Frank A. Carchedi. “We expect overall sequential quarterly growth of 5.0% to 6.5% for the first quarter of 2007, including organic growth of 3.5% to 5.0%. We currently expect 2007 fully diluted net income per share of approximately $0.50 to $0.60, which includes an estimated $6.0 million in pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants as well as $4.0 million in estimated expansion and integration costs for the U.K. For the first quarter of 2007, we expect fully diluted net income per share of approximately $0.05 to $0.10."

The company expects capital expenditures for 2007 of approximately $12.0 million, including significant investments in expansion facilities, building photography, network equipment and workstations to support expansion and ongoing operations. This estimate also includes $2.0 to $3.0 million in capital expenditures for the company’s U.K. operations.

Management will conduct a conference call to discuss earnings results for the fourth quarter ended December 31, 2006 and the financial outlook for the first quarter of 2007 at 11:00 a.m. EDT on Thursday, February 22, 2007.

The audio portion of the conference call will be broadcast live over the Internet at www.costar.com/corporate/investor/. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on March 8, 2007. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 6802221. The replay will also be available over the Internet at www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Revenues	$42,098	$35,804	$158,889	$134,338
Cost of revenues	16,599	11,959	56,136	44,286
Gross margin	25,499	23,845	102,753	90,052

Operating expenses:
Selling and marketing	9,906	9,103	41,774	38,351
Software development	3,191	2,666	12,008	10,123
General and administrative	7,520	6,828	30,707	27,550
Restructuring charge	--	--	--	2,217
Purchase amortization	883	1,109	4,183	4,469
	21,500	19,706	88,672	82,710

Income from operations	3,999	4,139	14,081	7,342
Other income, net	1,957	1,200	6,845	3,455
Income before income taxes	5,956	5,339	20,926	10,797
Income tax expense, net	2,408	2,136	8,516	4,340
Net income	$3,548	$3,203	$12,410	$6,457

Net income per share - basic	$0.19	$0.17	$0.66	$0.35
Net income per share - diluted	$0.18	$0.17	$0.65	$0.34

Weighted average outstanding shares - basic	18,819	18,640	18,751	18,453
Weighted average outstanding shares - diluted	19,201	19,182	19,165	19,007

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$3,548	$3,203	$12,410	$6,457
Purchase amortization in cost of revenues	424	258	1,205	1,250
Purchase amortization in operating expenses	883	1,109	4,183	4,469
Depreciation and other amortization	1,879	1,457	6,421	5,995
Interest income, net	(1,957)	(1,200)	(6,845)	(3,455)
Income tax expense, net	2,408	2,136	8,516	4,340
EBITDA	$7,185	$6,963	$25,890	$19,056

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,159	$28,065
Short-term investments	119,989	106,120
Accounts receivable, net	9,202	5,673
Deferred income taxes	7,904	4,475
Prepaid and other current assets	3,497	2,205
Total current assets	178,751	146,538

Deferred income taxes	6,973	18,690
Property and equipment, net	18,407	15,144
Intangible and other assets, net	69,669	66,410
Deposits	1,637	1,277
Total assets	$275,437	$248,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,328	$14,399
Deferred revenue	8,817	7,638
Total current liabilities	24,145	22,037

Deferred income taxes	1,182	1,226

Stockholders' equity	250,110	224,796
Total liabilities and stockholders' equity	$275,437	$248,059

Reconciliation of Non-GAAP Financial Measures with 2005-2006 Quarterly Results
(in millions)
	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$1.0	$1.1	$1.1	$3.2	$1.9	$2.3	$4.7	$3.5
Purchase amortization	1.6	1.5	1.3	1.4	1.4	1.4	1.3	1.3
Depreciation and other amortization	1.6	1.5	1.4	1.5	1.4	1.5	1.6	1.9
Interest income, net	(0.6)	(0.7)	(0.9)	(1.2)	(1.4)	(1.6)	(1.8)	(1.9)
Income tax expense, net	0.6	0.8	0.8	2.1	1.4	1.7	3.0	2.4
EBITDA	$4.2	$4.2	$3.7	$7.0	$4.7	$5.3	$8.8	$7.2

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About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the number one provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 U.S. markets, the United Kingdom and France. Headquartered in Bethesda, MD, the company has approximately 1,300 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2005 and CoStar’s Form 10-Q for the quarter ended September 30, 2006, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that 2007 non-cash equity compensation expense will be as stated in this press release; that CoStar’s new, comprehensive U.S. coverage strengthens the value of its retail product offering; that adding more properties to our database creates more selling opportunities for our company and strengthens our future earnings potential; that CoStar’s retail offering will succeed in 2007 and beyond; that by acquiring Propex CoStar will have as strong a product offering in the United Kingdom as CoStar has built in the United Sates; that CoStar will have a consistent and integrated product platform between the U.S. and the U.K. that will reinforce CoStar’s position as the leading information provider to the U.K.’s commercial real estate sector and drive the same consistent high margin revenue growth in the U.K. that CoStar’s investors value from its U.S. operations; that Propex is the perfect complement to FOCUS; that by acquiring Propex CoStar is well positioned to offer the most comprehensive, one-stop retail and investment property information solution in the United Kingdom; that the acquisition of Propex consolidates and solidifies CoStar’s position as the leading commercial real estate information provider in the U.K.; that CoStar will offer comprehensive commercial real estate information for all our customers using one technology platform; that CoStar will integrate its U.K. and U.S. product and software systems in the time frame stated in this press release and create the first comprehensive international commercial property information solution; that integrating CoStar’s U.S. and U.K. information systems will result in a more cost-effective and vastly more powerful system, improve technological capabilities, increase CoStar’s competitive edge or provide significantly more value to its many global customers; that revenues from CoStar’s U.K. operations for 2007 will exceed 10% of CoStar’s total revenues for 2007; that integrating CoStar’s U.S. and U.K. information systems will require an investment of approximately $4.0 million in operating costs during 2007; that CoStar’s acquisition of Grecam coupled with its leading market position in the U.K., positions CoStar to potentially dominate the European marketplace; that overall and/or organic revenue growth or sequential quarterly revenue growth rates for 2007 will be as stated in this press release; that first quarter 2007 and year-ended 2007 fully diluted net income per share will be as stated in this press release; that the charges for non- cash equity compensation will be as stated in this press release; that the expenses related to the U.K. expansion will be as stated in this press release; or that capital expenditures for 2007 will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.